EXHIBIT - N1


WHEN RECORDED MAIL TO:
VINSON & ELKINS L.L.P.
2500 First City Tower
1001 Fannin Street
Houston, TX 77002-6760
Attn:  Lauren Hagerty



             			     PRODUCTION AGREEMENT
             			       (Wagner & Brown)


	This Agreement ("Agreement") is made and entered into this 28th day of December, 1993, by and between FOREST OIL CORPORATION, a New York corporation ("Grantor"), and JOINT ENERGY DEVELOPMENT INVESTMENTS LIMITED PARTNERSHIP, a Delaware limited partnership ("Grantee").

	WHEREAS, by Conveyance of Overriding Royalty Interest of even date herewith from Grantor to Grantee (the "Conveyance"), Grantee has purchased and acquired from Grantor and Grantor has sold and conveyed to Grantee an overriding royalty interest in the Subject Interests.

	NOW, THEREFORE, as a material inducement to cause Grantee to purchase the Overriding Royalty and in consideration of the mutual benefits and obligations of the parties hereunder, Grantee and Grantor have agreed, and hereby agree, as follows:

	1. Definitions. Each capitalized term used herein but not defined herein shall have the meaning given to it in the Conveyance.

	2.      Marketing.

		(a) Grantor shall have the right and obligation to market all Hydrocarbons produced from or attributable to the Subject Interests, including the Hydrocarbons attributable to the Overriding
Royalty (the "Overriding Royalty Hydrocarbons"). All such Hydrocarbons shall be sold by Grantor pursuant to arm's length contracts with parties not affiliated with Grantor containing terms negotiated by Grantor as a prudent operator. Grantor shall comply with the terms of all such sales contracts and deliver Hydrocarbons thereunder at the contract prices and on the terms applicable thereto without deduction for nonperformance of noncompliance. Grantor will take all appropriate and reasonable measures to enforce the performance of under each sales contract of the obligations of the purchaser thereunder. All Hydrocarbons shall be delivered by Grantor to the purchasers thereof into the pipelines to which the wells producing such Hydrocarbons may be connected or to such other point of purchase as is reasonably required in the marketing of such Hydrocarbons.

		(b) All proceeds received by Grantor from the sale of Overriding Royalty Hydrocarbons sold on behalf of Grantee pursuant to the terms hereof are received by Grantor in trust for Grantee and shall be held in trust by Grantor for Grantee; provided, however, Grantor shall pay such proceeds by wire transfer to such account as Grantee shall have designated from time to time to Grantee on each Payment Date. Grantor will diligently enforce the terms of all sales agreements under which Subject Hydrocarbons are sold on behalf of Grantee, including full and prompt payment of all amounts due from such sales. In the event of any late payment by any purchaser, Grantor shall remit to Grantee any interest or penalties collected with respect to the sale of Overriding Royalty Hydrocarbons.

	3.      Rate of Production.

		Grantor shall prudently operate and produce with respect to those Subject Interests operated by Grantor, and shall use its best efforts to cause to be prudently operated and produced, with respect to the Subject Interests not operated by Grantor, the Subject Wells in accordance with good engineering practices.

	4. Operation of Subject Interests. At all times from the date hereof until the termination of the Overriding Royalty and whether or not Grantor is the operator of the Subject Interests, Grantor, at Grantor's cost and expense, shall:

	(i) Cause the Subject Interests to be maintained in full force and effect, and to be developed, protected against drainage, and continuously operated for the production of Hydrocarbons in a good and workmanlike manner as would a prudent operator (and without regard to the burden of the Overriding Royalty), all in accordance with generally accepted industry practices, applicable operating agreements, and all applicable federal, state and local laws, rules and regulations, and shall otherwise comply with all applicable laws, rules and regulations;

	(ii) Pay, or cause to be paid, promptly as and when due and payable, all rentals and royalties payable in respect of the Subject Interests or the production therefrom, and all costs, expenses and liabilities incurred in or arising from the operation or development of the Subject Interests, or the producing, treating, gathering, storing, marketing or transporting of Hydrocarbons therefrom;

	(iii) Cause all wells, machinery, equipment and facilities of any kind now or hereafter located on the Subject Interests, and necessary or useful in the operation thereof for the production of Hydrocarbons therefrom, to be provided and to be kept in good and effective operating condition as would a prudent operator (and without regard to the burden of the Overriding Royalty), and all repairs, renewals, replacements, additions and improvements thereof or thereto, useful or needful to such end, to be promptly made;

	(iv) Give or cause to be given to Grantee written notice of every adverse claim or demand made by any person affecting the Subject Interests, the Hydrocarbons produced therefrom, the Overriding Royalty and/or the Overriding Royalty Hydrocarbons in any manner whatsoever, and of any suit or other legal proceeding instituted with respect thereto, and at Grantor's expense cause all necessary and proper steps to be taken with reasonable diligence to protect and defend the Subject Interests, the Hydrocarbons produced therefrom, the Overriding Royalty and/or the Overriding Royalty Hydrocarbons against any such adverse claim or demand, including (but not limited to) the employment of counsel for the prosecution or defense of litigation and the contest, release or discharge of such adverse claim or demand;

	(v) Cause the Subject Interests to be kept free and clear of liens, charges and encumbrances of every character, other than (1) Taxes constituting a lien but not due and payable, (2) the Permitted Encumbrances and (3) the "Chase Liens" as defined and as may be permitted under that certain Loan Agreement of even date herewith between Grantor, as borrower, and Grantee, as lender;

	(vi) Pay all Taxes when due and before they become delinquent, and reimburse Grantee for any Taxes paid by Grantee as a result of the Overriding Royalty or the Overriding Royalty Hydrocarbons or the production of same;

	(vii) Pay promptly when due and before they become delinquent all operating expenses and all billings under applicable joint operating agreements (except to the extent contested in good faith); and

	(viii) Not resign as operator of any of the Subject Interests operated by Grantor until and unless the successor operator has been approved in writing by Grantee.

	5. Insurance; Damage or Loss. Grantor shall maintain or cause to be maintained, at its sole cost and expense and with financially sound and reputable insurers reasonably satisfactory to Grantee, insurance covering the Leases and all pipelines, wells, and facilities located thereon against such liabilities, casualties, risks and contingencies, and in such types as is customary in the case of independent oil companies engaged in operations of similar property, including, without limitation, insurance of the types and coverages described in Schedule 1 hereto and with limits of coverage no less than those set out in Schedule 1. Such insurance shall name Grantee as an additional insured as Grantee's interests appear. Grantor shall furnish certificates of such insurance to Grantee and shall obtain endorsements to such policies providing that the insurer will notify Grantee not less than thirty (30) days prior to the expiration or termination of such policy of insurance.

	6. Information. (a) At all times from the date hereof until the Termination Time, Grantor, at its own expense, shall furnish to Grantee the following reports and information at the times indicated below.

		(i) Quarterly within sixty (60) days after the end of each fiscal quarter of Grantor and annually within one hundred twenty (120) days after the end of each fiscal year of Grantor, Grantor shall furnish Grantor's financial statements as of the end of and for such period, including a balance sheet and statements of income, stockholder's equity and cash flow, prepared in accordance with generally accepted accounting principles and, with respect to the annual financial statements, accompanied by a report of the Grantor's independent certified public accountants stating that their examination was made in accordance with generally accepted auditing standards and that in their opinion such financial statements fairly present Grantor's financial condition, results of operations and changes in financial position in accordance with generally accepted accounting principles consistently applied.

		(ii) Annually, as soon as available, but no later than 90 days after the end of each calendar year, (commencing with the calendar year in which the Effective Time occurs), Grantor shall furnish an internally prepared engineering report satisfactory to Grantee, as of January 1 of suc h year. Each of the reports delivered hereunder shall incorporate all current information and data available to Grantor pertinent to the estimation of oil and gas reserves attributable to Subject Interests and setting forth the following:

	(A) an estimation of the oil and gas reserves, classified by appropriate categories, as of such date attributable to the Subject Interests,

	(B) a projection of the rate of production of, and net income from,such reserves,

	(C) a calculation of the present worth of such net income from suchreserves,

	(D) a calculation of the present worth of such net income discountedat a rate or rates designated from time to time by Grantee, and

	(E) a schedule or complete description of all assumptions, estimates and projections made or used in the preparation of such report, including without limitation estimated future product prices, capital expenditures, operating expenses and taxes.

Each such report shall be prepared in accordance with customary and generally accepted standards and practices for petroleum engineers, shall be based on such assumptions as to costs, product prices and similar factors as Grantee shall designate from time to time. Grantee shall be furnished a copy of any other reserve report prepared for Grantor by any independent petroleum engineering firm covering the Properties.

		(iii) Monthly, Grantor shall furnish Grantee a lease operating statement for each Lease showing gross and net volumes of Hydrocarbons produced and sold from the Lease, average sales prices, severance taxes, lease operating expenses, and any other revenues and expenses associated with each Lease, a capital expenditure summary and, from the foregoing, a detailed statement showing the computation of the Net Profits for such Month, and Gross Proceeds and Production Costs received or incurred during such Month.

		(iv) Upon request and to the extent available, Grantor shall furnish Grantee copies of surface maps showing property lines and well locations, well logs, core analysis data, flow and pressure tests, natural gas analysis and casing programs and other similar information related to the Subject Interests, Subject Wells and the production therefrom.

		(v) Promptly upon Grantor's receipt, Grantor shall furnish Grantee copies of all independent petroleum engineering reports pertaining to the Subject Interests.

		(vi) Upon request, Grantor shall furnish such other information as Grantee may reasonably request.

	(b) Grantee, at its expense, shall have the right from time to time to audit the books and records of Grantor with respect to the Subject Interests, including without limitation, all information with respect to volumes of Hydrocarbons produced from the Leases, the sales price of Hydrocarbons sold by Grantor, the computation of Net Profits, the calculation of Lease Use Hydrocarbons and Non-Consent Hydrocarbons, and the payment by Grantee of all costs and expenses incurred in connection with the Subject Interests. Such audits shall be conducted by Grantee so as to result in a minimum disruption in the ongoing business and affairs of Grantor and shall be conducted during normal business hours at Grantor's offices or at the offices where Grantor maintains the records relating to the items set forth above. This right to audit shall be a free and unrestricted right. If, as a result of any audit, it is determined that any amount is due Grantee as a result of the failure of Grantor to properly deliver Grantee its share of the Net Profits in accordance with the terms of the Conveyance and this Agreement, Grantor shall pay Grantee Net Profits which Grantor failed to remit, together with interest at the Floating Rate from the date that such amount should have been paid in accordance with the terms of the Conveyance and this Agreement to the date of payment.

	7. Access to Subject Interests. Grantor shall permit the duly authorized representatives of Grantee, at any reasonable time, but at Grantee's risk and expense, to make such inspection of the Subject Interests and the property, machinery, equipment and facilities used in the operation thereof as such representatives shall deem proper.

	8. Remedies of Grantee. At any time and from time to time until the termination of the Overriding Royalty, if Grantor shall fail to perform or observe in any material respect any of the covenants or agreements provided herein or in the Conveyance to be performed or observed by Grantor, Grantee, in addition to Grantee's right to recover damages and all other remedies available to Grantee at law or in equity, may, if such failure shall continue unremedied after fifteen (15) days after written notice thereof is delivered to Grantor:

	(i) pay, or cause to be paid, any of the costs, expenses, Taxes (which Taxes are not being contested in good faith by the Grantor) or other amounts which the Grantor has agreed to pay under the Conveyance which have become delinquent, and be reimbursed on demand by Grantee for all amounts so paid or incurred, together with interest at the Floating Rate from the date of such payment until the date of reimbursement; and

	(ii) sell, on behalf and for the account of Grantor, all of the Hydrocarbons attributable to Grantor's interest in the Subject Interests and apply the proceeds thereof to any amount owed by Grantor hereunder; and

	(iii) setoff any amount owed by Grantor or its Affiliates to Grantee or its Affiliates against any amount owed to Grantor hereunder; and

	(iv) apply to a court of equity for the specific performance or observance of any such covenant or condition and in aid of the execution of any power herein granted and for the appointment of a receiver of the Subject Interests and the Hydrocarbons produced therefrom.

	Any purchaser of Hydrocarbons from or attributable to the Subject Interests is authorized and directed to make payment to the Grantee out of the Hydrocarbons attributable to Grantor's interest in the Subject Interests for any amount which Grantee shall certify to such purchaser that it has paid and which Grantor is obligated to pay hereunder. Grantor hereby designates Grantee as its agent and attorney in fact to execute any instruments which may be necessary or appropriate, including without limitation designations of operator, to enable Grantee to exercise its rights under this Section 8. This designation and appointment shall be irrevocable as long as the Overriding Royalty remains in effect.

	9. Force Majeure. In the event of either party being rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement other than to make payments due hereunder, it is agreed that on such party's giving notice and full particulars of such force majeure in writing or by telecopy to the other party as soon as possible after the occurrence of the cause relied on, then the obligations of the party giving such notice, so far as they are affected by such force majeure, shall be suspended during the continuance of any inability so caused but for no longer period, and such cause shall as far as possible be remedied with all reasonable dispatch.

	10. Notices. All notices, requests, demands, instructions and other communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, mailed by certified mail, postage prepaid and return receipt requested or sent by telecopier, as follows:

	If to Grantor, addressed to:

	Forest Oil Corporation
	950 17th Street
	Colorado National Building
	Denver, Colorado 80202
	Attention:      Kenton M. Scroggs
	Telecopy:       (303) 592-2515

	If to Grantee, addressed to:

	Joint Energy Development
	Investments Limited Partnership
	P.O. Box 1188
	Houston, Texas 77251-1188

	Attention:      Andrew S. Fastow
	Telecopy:       (713) 646-8174

or to such other place within the United States of America as either party may designate as to itself by written notice to the other. All notices given by personal delivery or mail shall be effective on the date of actual receipt at the appropriate address. Notice given by telecopier shall be effective upon actual receipt if received during recipient's normal business hours or at the beginning of the next business day after receipt if received after the recipient's normal business hours.

	11. INDEMNITY. IT IS UNDERSTOOD AND AGREED THAT UNDER NEITHER THIS AGREEMENT NOR THE CONVEYANCE DOES GRANTEE ASSUME OR SHALL GRANTEE EVER
BE LIABLE OR RESPONSIBLE IN ANY WAY FOR THE PAYMENT OF ANY COSTS, EXPENSES
OR LIABILITIES INCURRED IN CONNECTION WITH DEVELOPING, EXPLORING, DRILLING, EQUIPPING, TESTING, OPERATING, PRODUCING, MAINTAINING OR ABANDONING THE SUBJECT INTERESTS OR ANY WELL OR FACILITY THEREON OR STORING, HANDLING, TREATING OR TRANSPORTING TO EACH DELIVERY POINT PRODUCTION THEREFROM.
GRANTOR SHALL FULLY DEFEND, PROTECT, INDEMNIFY AND HOLD GRANTEE, ITS
OFFICERS, EMPLOYEES, REPRESENTATIVES AND AGENTS HARMLESS FROM AND AGAINST
ANY AND ALL CLAIMS, DEMANDS, SUITS AND CAUSES OF ACTION OF EVERY KIND AND CHARACTER, INCLUDING REASONABLE ATTORNEYS' FEES AND COSTS OF DEFENSE, WHICH MAY BE MADE OR ASSERTED BY ANY THIRD PARTY OR GOVERNMENTAL AGENCY OR ENTITY, OR BY GRANTOR, GRANTOR'S EMPLOYEES, AGENTS, CONTRACTORS AND SUBCONTRACTORS
AND THEIR EMPLOYEES, AGENTS, ON ACCOUNT OF PERSONAL INJURY, DEATH OR PROPERTY DAMAGE (INCLUDING, WITHOUT LIMITATION, CLAIMS FOR POLLUTION AND ENVIRONMENTAL DAMAGE), ANY CIVIL OR CRIMINAL FINES OR PENALTIES AND ANY CAUSES OF ACTION ALLEGING STATUTORY LIABILITY, RELATING TO, ARISING OUT OF, OR IN ANY WAY INCIDENTAL TO THE SUBJECT INTERESTS, THE WELLS AND FACILITIES THEREON OR USED IN CONNECTION THEREWITH, THE OPERATION THEREOF AND THE PRODUCTION THEREFROM, WHETHER THROUGH AN ACT OR OMISSION OF GRANTEE OR ANY OTHER PARTY HERETO OR OTHERWISE, AND WHETHER OR NOT ARISING OUT OF THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, FAULT OR STRICT LIABILITY OF GRANTEE OR ANY OTHER PERSON OR
ENTITY INDEMNIFIED HEREUNDER; PROVIDED, THIS INDEMNITY SHALL NOT COVER MATTERS TO THE EXTENT ATTRIBUTABLE TO GRANTEE'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. THIS INDEMNITY SHALL APPLY, WITHOUT LIMITATION, TO ANY LIABILITY IMPOSED UPON ANY PARTY INDEMNIFIED HEREUNDER AS A RESULT OF ANY STATUTE,
RULE, REGULATION OR THEORY OF STRICT LIABILITY.

	12. Successors and Assigns. All the covenants and agreements of Grantor and Grantee herein contained shall be deemed to be covenants running with the land and shall be binding upon the successors and assigns of Grantor's interest in the Subject Interests and Grantee's interest in the Overriding Royalty and shall inure to the benefit of Grantor, Grantee, and their respective successors and permitted assigns. The foregoing notwithstanding, nothing herein is intended to modify or shall have the effect of modifying the restrictions on assignment set forth in the Conveyance regarding assignments, transfer or pooling of Grantor's interest in the Subject Interests; and the preceding sentence shall not be deemed to permit any assignment or other transfer of the interest of Grantor in any of the Subject Interests that is not specifically permitted by the provisions of the Conveyance. Nothing contained in this instrument or in the Conveyance shall in any way limit or restrict the right of Grantee, or Grantee's successors and assigns, to sell, convey, assign or mortgage the Overriding Royalty in whole or in part. If Grantee, or Grantee's successors and assigns, at any time shall execute a mortgage, pledge or deed of trust covering all or any part of the Overriding Royalty as security for any obligation, the mortgagee, the pledgee or the trustee therein named or the holder of the obligation secured thereby shall be entitled, to the extent such mortgage, pledge or deed of trust so provides and upon the occurrence or existence of the event or condition therein stated, if so conditioned, to exercise all of the rights, remedies, powers and privileges herein conferred upon Grantee, and to give or withhold all consents herein required or permitted to be obtained from Grantee. No assignment by Grantee of its rights hereunder will be binding on Grantor until Grantee shall have notified Grantee of the assignment and furnished a copy of the same to Grantor.

	13. Damages. It is recognized that Grantee will look solely to the Overriding Royalty Hydrocarbons for satisfaction and discharge of the Overriding Royalty, and that Grantor is not personally liable for the payment and discharge thereof. However, the foregoing provision shall not relieve Grantor of any obligations under this Agreement or any obligation to respond in damages for any breach of any of the provisions hereof or of the Conveyance.

	14. Cost of Litigation. In the event of a breach of this Agreement, or if a dispute arising hereunder is not resolved by mutual agreement, and either party should sue the other party to enforce its rights hereunder or for breach hereof, the party prevailing in such litigation shall be entitled to recover its costs and reasonable attorneys' fees in addition to any other remedy or recovery to which it may be entitled.

	15. Entire Agreement; Amendments; Waiver. This Agreement constitutes the entire agreement between the parties hereto. This Agreement may not be amended and no rights hereunder may be waived except by a written document signed by the duly authorized representatives of the parties. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

	16. Headings. The headings of the sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

	17. Counterpart Execution; Recordation. This Agreement may be executed in multiple originals all of which shall constitute one and the same Agreement.

	18. Partial Invalidity. Except as otherwise expressly stated herein, in the event any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable by a court or regulatory agency of competent jurisdiction by reason of a statutory change or enactment, such invalidity, illegality or unenforceability shall not affect the remaining provisions of this Agreement.

	19. Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

	EXECUTED in multiple originals this 28th day of December, 1993.

					GRANTOR:

					  FOREST OIL CORPORATION


					  By:_______________________
					     William L. Dorn
					     Chairman of the Board and
					     Chief Executive Officer

					GRANTEE:

					  JOINT ENERGY DEVELOPMENT
					  INVESTMENTS LIMITED PARTNERSHIP

					     By:  Enron Capital Corp.
					     its general partner


					     By:_________________________
						Thomas S. Glanville
						Attorney-in-Fact









THE STATE OF___________

COUNTY OF_____________

	BE IT REMEMBERED, that I, ___________________, a Notary Public duly
qualified, commissioned, sworn and acting in and for the State of_______   ,
hereby certify that, on this _____, day of December, 1993, there appeared before me, William L. Dorn, Chairman of the Board and Chief Executive Officer, of Forest Oil Corporation, a New York corporation, whose address is 950
17th Street, Colorado National Building, Denver, Colorado 80202.

	On this day, before me, the undersigned Notary Public in and for said State, personally appeared the above named person, to me personally known, who, being by me duly sworn, did say that he is the designated officers of said corporation, and that the instrument was signed and sealed on behalf of the corporation by authority of its Board of Directors and that the above named person acknowledged the instrument to be the free act and deed of the corporation.

	IN WITNESS WHEREOF, I have hereunto set my hand and official seal in the City of_____________, and State of______ this ____ day of December, 1993.


				________________________________
				Notary Public in and for
				The State of______________________

				________________________________
				Printed Name of Notary Public

				Residing at:


				________________________________

				________________________________

				My Commission Expires:
				________________________________







THE STATE OF___________

COUNTY OF_____________

	BE IT REMEMBERED, that I, ___________________, a Notary Public duly qualified, commissioned, sworn and acting in and for the State of Texas, hereby certify that, on this _____ day of December, 1993, there appeared before me, Thomas S. Glanville, attorney-in-fact on behalf of Enron Capital Corp, a Delaware corporation, as General Partner of Joint Energy Development Investments Limited Partnership, a Delaware limited partnership, whose address is 1400 Smith Street, Houston, Texas 77002.

	On this day, before me, the undersigned Notary Public in and for said State, personally appeared the above named persons, to me personally known, who, being by me duly sworn, did say that he is the designated officers of said corporation, the General Partner of said limited partnership, a Delaware limited partnership registered as a foreign limited partnership in Louisiana, and the above named persons acknowledged that the instrument was signed on behalf of the corporation by authority of the Board of Directors in its capacity as General Partner of the aforesaid partnership and the above named persons acknowledged the instrument to be the free act and deed of the partnership.

	IN WITNESS WHEREOF, I have hereunto set my hand and official seal in the City of ___________, County of Harris and State of______ , this ____ day of December, 1993.


				________________________________
				Notary Public in and for
				The State of______________________

				________________________________
				Printed Name of Notary Public

				Residing at:


				________________________________

				________________________________

				My Commission Expires:
				________________________________




EXHIBITS:
_________

	Exhibit A  --   Subject Interests

SCHEDULES:
__________

	Schedule 1  --  Insurance Requirements